Event ID:   4701236
Culture:   en-US
Event Name: Q3 2012 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2012-02-10T13:30:00 UTC

P: Operator;;
C: Lesley Snyder;Rand Logistics, Inc.;IR
C: Laurence Levy;Rand Logistics, Inc.;Chairman, CEO
C: Scott Bravener;Lower Lakes Towing Ltd. and Lower Lakes Transportation Company;President
C: Joe McHugh;Rand Logistics, Inc.;CFO
P: Andrew Gadlin;CJS Securities;Analyst
C: Ed Levy;Rand Logistics, Inc.;President
P: Kevin Sterling;BB&T Capital Markets;Analyst
P: Bob Sales;LMK Capital Management;Analyst
P: Rick D'Auteuil;Columbia Management;Analyst
P: Matthew Dodson;Edmunds White Partners;Analyst
P: Chris Snyder;Sidoti & Company;Analyst

+++ presentation
Operator: Good morning, my name is Jackie and I will be your conference operator today. At this time, I would like to welcome everyone to the Rand Logistics third-quarter fiscal year 2012 conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions) Thank you. Ms. Snyder, you may begin your conference.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen. Welcome to Rand Logistics' fiscal 2012 third-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer.

 A live audio webcast and accompanying slide presentation will be available on the Rand website at www.RandLogisticsInc.com/presentations.html. Before we begin we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which may not even be anticipated.

 Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age. For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.

With that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley; and good morning, everyone. Thank you for joining us on today's call. After my opening remarks Scott Bravener, President of Lower Lakes, will discuss our operating results; and Joe McHugh, our CFO, will review the financial results. We will then open the call up for questions. Ed Levy, Rand's President, will join us for the question-and-answer section.

We are pleased to announce our second straight quarter with operating income plus depreciation and amortization growth in excess of 77% over the prior-year quarter. Despite inefficiencies experienced earlier in the year in matching fleet configuration with customer requirements, delays in completing required winter work on certain vessels that caused us to begin the 2011 sailing season later than our normal start date, and one of our vessels being out of service for 61 days due to its re-powering, our operating income plus depreciation and amortization for our first three fiscal quarters increased by 52% as compared to last year.

 We estimate that approximately 46% of the year-to-date operating income plus depreciation and amortization growth was organic, and the remainder was the result of the February 2011 acquisition. Our organic growth is being driven by greater vessel efficiency, resulting from growth in customer demand, improving product mix, benefits from our capital investment program, market share gains, and, to a lesser extent, price increases.

 As we have said for several years, size matters in our business; and our larger fleet is driving tangible economies of scale. As our fleet size has increased, we are capturing the inherent operating leverage in our business, not only in our vessel margins but also as illustrated by the fact that SG&A as a percent of marine freight revenue has decreased to 7.8% for the nine months ended December 31, 2011, from 10.1% at December 31, 2007. Finally, our earnings growth thus far in fiscal 2012 was achieved without any contribution from either the vessel that we acquired in July 2011 or the two vessels that we acquired in the fourth calendar quarter of 2011.

 We have again demonstrated our ability to effectively integrate acquired assets into our business, achieve the projections on which our capital investments were predicated, and grow our core business at an attractive rate. We are very enthusiastic about the highly strategic nature of the two vessel acquisitions that we completed during the fourth quarter of 2011.

 As illustrated on slide 6 of the slide deck available on Rand's website under Investors, Events & Presentations, these vessels further strengthen our competitive market position within the segment of the Great Lakes market that we are focused on. We expect them to contribute to our 2012 sailing season results and enhance the efficiency of our existing fleet by allowing us to match fleet configuration with customer requirements.

 As highlighted on slide 7 of the investor deck, our outlook for fiscal-year 2013 is very positive, given our current order book as well as additional revenue and operating income expected to be generated by the two vessel acquisitions completed during the fourth calendar quarter of 2011. Based on current economic conditions and assuming a full year of operations of the two vessels that we recently acquired, we are preliminarily projecting operating income plus depreciation and amortization to be approximately $42 million for the fiscal year ending March 31, 2013.

 During fiscal year 2013, we may have the opportunity to accelerate our earnings growth and exceed our preliminary operating income plus depreciation and amortization guidance, as we continue to improve the profitability of our existing fleet by better aligning our assets to the trade patterns for which they are best suited and capitalize on recent new business. Our constant focus on improving vessel efficiencies, combined with increasing customer demand, reinforces our confidence in a positive future for Rand, our customers, employees, and shareholders.

 We believe that our fiscal year-to-date results clearly illustrate that Rand not only has above-average growth characteristics but also benefits from differentiable and sustainable competitive advantages. These include high legislative, geographic, and economic barriers to entry; a non-duplicatable asset portfolio; customer and end-market diversification; long-term contracts with revenue visibility; and an efficient cost structure.

 One of our key capital structure objectives over the next year is to repay the accrued dividend on our convertible preferred stock. This payment will result in a saving to our common stockholders of about 20% per annum on the approximately $12 million of accrued dividends that we expect to pay. This attractive return is due to the saving of the annual dividend of 12% on the accrued dividend amount, plus the savings due to the dividend on the base value of the convertible preferred stock of $15 million reverting back from 12% per annum to 7.75% per annum.

 Now I would like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence.

We were pleased with our third-quarter results as we enjoyed consistent customer demand throughout the quarter. This demand continued across our end-markets into January 2012, as we operated for an above-average 203 sailing days in the month.

 I believe that our fiscal third-quarter financial results are indicative of the earnings power of our business. During this past quarter, for the first time in the 2011 sailing season, we were able to align our assets to the trade patterns for which they were best suited.

 We experienced fleet inefficiencies in the first two quarters of this fiscal year and incurred a significant amount of winter work in the first quarter of this year that should have been incurred in the fourth quarter of fiscal 2011. Despite these items, total marine freight and related revenue per day, plus fuel and other surcharges per day, reduced by vessel operating expenses per day and repairs and maintenance per day, increased by approximately $3,086 per day or 30.5% during the 2011 sailing season versus the 2010 sailing season.

 Slide 9 provides a historical perspective of the improvement we have made over the last six years in these key measurements and is one of the factors that we point to that affirms our confidence in being able to continue to grow earnings. We are expecting that this important metric will increase again during the 2012 sailing season as a result of organic growth in our business; a full year of sailing of the Michipicoten that went into service on June 1, 2011; and the introduction of the two vessels acquired during the fourth calendar quarter of 2011.

 Our optimism about the 2012 sailing season is somewhat tempered by our expectation that our salt tonnage will be reduced this upcoming season as a result of weather patterns thus far in the Great Lakes region. We have been able to achieve the operating performance that we are announcing today even though demand for many of the commodities that we transport remains below their trailing five-year averages.

 That said, I am pleased to report that our markets experienced an overall increase in demand during the 2011 sailing season as compared to the same period in 2010. Overall, our tonnage carried increased by 18%.

 As a result of this increased customer demand and the expanded size of our fleet, we experienced a 9.9% increase in the number of sailing days year-to-date compared to the prior-year period which, in conjunction with a better commodity mix and price increases, resulted in a 16% increase in marine freight revenue, excluding the impact of currency movement.

 The magnitude of demand improvement varied across the end-markets that we serve and the commodities that we transport.

 Aggregates represent approximately 47% of our total tonnage. Shipments increased 1% Lakes-wide year-to-date versus the same period one year ago. The increase was primarily attributable to improved demand from the steel industry for lime and fluxing stone. However, aggregate shipments Lakes-wide were still 10.2% below their five-year average.

 As I have mentioned previously, the majority of our aggregates are used in construction end-markets. Our shipments were up 23.8% as compared to the same period in 2010.

 This increase was primarily driven by market share gains as a result of the two vessels acquired in February 2011. We are projecting that aggregate tonnage will expand in the 2012 sailing season due to additional new business and modest growth in the market.

 Coal represents approximately 14% of our total tonnage. Shipments Lakes-wide decreased 13.7% year-to-date versus the same period in the previous year. This is primarily attributable to reduced demand as a major Canadian utility phases out its coal-fired generating capacity. Lower Lakes increased shipments by approximately 1% year-to-date to our industrial and small utility customers.

 Iron ore represents approximately 13% of our total tonnage. Shipments increased by 12.8% Lakes-wide year-to-date. Our shipments increased 15.3% during the 2011 sailing season as compared to the same period in 2010. We expect to increase our iron ore shipments in the 2012 sailing season due to a projected robust demand in the steel industry in the first half of the year.

 Salt represents approximately 12% of our total tonnage. Shipments increased significantly Lakes-wide versus the previous year due to a return to normal weather patterns in the Great Lakes region last winter.

 The tonnage that we carry increased by 16.5% for the nine months ended December 2011 versus the same period in 2010. The increase was consistent with our expectations at the beginning of the 2011 sailing season. We expect our salt tonnage to decline in 2012 as thus far the winter has been abnormally mild in the Great Lakes region.

 Grain represents approximately 10% of our total tonnage. As I have mentioned in the past, much of the grain that we haul is used on a highly consistent and predictable basis for milling purposes, not for export.

 The grain tonnage that we carry increased by 13.6% year-to-date versus the same period last year, due to an increase in our milling markets together with an increase in export tonnage. We expect a slight decline in our grain tonnage due to a change in the trading patterns of one of our vessels.

 Our total sailing days increased 311 days or 9.9% to 3,465 sailing days during the nine-month period ended December 31, 2011, from 3,154 sailing days during the nine-month period ended December 31, 2010. The increase in sailing days was primarily a result of stronger overall markets and the acquisition of the two self-unloading vessels in February.

 The increase in sailing days was partially offset by the re-powering of our last steam-powered vessel, which resulted in a loss of 61 sailing days, and our decision to not sail one of our vessels, which resulted in a reduction of 250 sailing days. We have subsequently decided to retire the latter vessel.

 Our outlook for fiscal 2013 is very positive given our current order book as well as additional customer demand expected to be serviced with the added capacity of the two vessels we acquired in the fourth calendar quarter of 2011. Based on contracts in hand, our expanded fleet is fully booked for the 2012 sailing season. As such, subject to the timing of the introduction into service of our new self-unloading ATB unit, we remain confident in our ability to operate our expanded fleet close to its theoretical maximum of 4,320 sailing days in fiscal 2013.

 We have been successful in securing additional new business for the 2012 sailing season and expect to renew all expiring contracts. Our new business can be loosely grouped into three categories -- responding to growth needs of our existing customers; benefiting from the introduction of new commodities being moved in our markets; and increased market share.

 The increased fleet capacity due to the vessel acquisitions in the fourth quarter of 2011 has allowed us to aggressively pursue additional opportunities. Additionally, they enable us to continue improving the scheduling and efficiency of our vessels, which will in turn optimize the revenue-generating capabilities of the fleet. Furthermore, given the contractual demand that we have in hand, anticipated completion of winter work, and the relatively mild winter conditions in the Great Lakes region, we anticipate having substantially all of our vessels operational at the opening of the navigation season.

 As previously discussed, we acquired two vessels during the fourth quarter of calendar 2011. We have substantially completed the modifications and drydocking necessary on the bulk carrier and expect that this vessel will be available to start the sailing season under a long-term time charter. As discussed previously, the addition of this vessel will allow us to continue to match customer demand with the appropriate vessel configuration by redeploying a self-unloading vessel which previously serviced this customer.

 We are expecting to begin the modifications to the second unit in the near term and expect that this vessel will operate for approximately 150 days during the 2012 sailing season.

With that, I would like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott.

I would now like to give you a more detailed explanation of our financials. Total revenue during the three-month period ended December 31, 2011, was $49.3 million, an increase of $12.7 million or 34.7% compared to $36.6 million during the same year-ago period. This increase was primarily attributable to higher freight revenue and fuel surcharges, offset by substantially reduced outside charter revenue.

 Freight and related revenue increased $8.6 million or 31.4% to $35.9 million during the three-month period ended December 31, 2011, compared to $27.3 million during the same year-ago period. Excluding the impact of currency changes, freight revenue increased 31.9% for the three-month period ended December 31, 2011, compared to the same year-ago period.

 This increase in freight revenue was attributable to 160 additional sailing days, a 23% increase in tonnage carried, and contractual price increases. Freight and related revenue per sailing day increased $3,653 or 14.0% to $29,683 per sailing day during the three-month period ended December 31, 2011, compared to $26,030 per sailing day during the same year-ago period.

 Vessel operating expenses increased $8.7 million or 37.1% to $32.1 million during the three-month period ended December 31, 2011, compared to $23.4 million during the same year-ago period. This increase was primarily attributable to higher fuel costs and an increased number of sailing days resulting from the recently acquired vessels operated during the three-month period ended December 31, 2011, partially offset by a reduction of costs due to the long-term layup of one of our vessels. Vessel operating expenses per sailing day increased $4,234 or 19.0% to $26,509 per sailing day during the three-month period ended December 31, 2011, compared to $22,275 per sailing day in the comparable year-ago period, primarily due to higher fuel costs.

 Our general and administrative expenses increased $142,000 to $2.6 million during the three-month period ended December 31, 2011, compared to $2.4 million in the comparable year-ago period. The increase in general and administrative expenses was primarily due to higher bank administrative fees, slightly higher compensation costs, and higher audit costs associated with the implementation of compliance with Section 404(b) of the Sarbanes-Oxley Act.

 Our general and administrative expenses represented 7.1% of freight and related revenues during the three-month period ended December 31, 2011, a decrease from 8.8% of freight and related revenues during the same year-ago period. During the three-month period ended December 31, 2011, $700,000 of our general and administrative expenses was attributable to our parent Company, and $1.9 million was attributable to our operating companies.

 The Canadian dollar weakened by approximately 1.0% compared to the U.S. dollar, averaging approximately $0.977 per Canadian dollar during the three-month period ended December 31, 2011, compared to approximately $0.987 per Canadian dollar during the comparable year-ago period. The Company's balance sheet translation rate decreased from $1.031 per Canadian dollar at March 31, 2011, to $0.983 per Canadian dollar at December 31, 2011.

 During the three-month period ended December 31, 2011, the Company's operating income plus depreciation and amortization increased by $6.1 million or 77.6% to $14.0 million from $7.9 million. As shown on slide 16, during the nine-month period ended December 31, 2011, the Company's operating income plus depreciation and amortization increased $12.9 million to $37.8 million from $24.9 million.

 The approximately 52.2% increase in operating income plus depreciation and amortization was somewhat offset by inefficiencies experienced earlier in the year in matching fleet configuration with customer requirements, delays in completing required winter work on certain vessels that caused us to begin the 2011 sailing season later than normal, and one of our vessels being out of service for 61 days due to its re-powering.

 During the three months ended December 31, 2011, net income per share on a fully diluted basis increased $0.13 to $0.37 per share from $0.24. During the nine months ended December 31, 2011, net income per share on a fully diluted basis increased $0.11 to $0.93 per share from $0.82.

 Finally, I would ask you to turn to slide 17 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

 With that, I would like to open the lines for questions. Operator?

+++ q-and-a
Operator: (Operator Instructions) Andrew Gadlin, CJS Securities.

Andrew Gadlin: Good morning. I wanted to follow up on vessel margin per day. There are some numbers here, I just want some help putting it all together.

Laurence Levy: Okay. Go ahead. Do you have a specific question, Andrew?

Andrew Gadlin: Yes, specifically, it looks like your margin per day was approximately $13,750; is that about right?

Ed Levy: Andrew -- good morning, it's Ed. Year-to-date, $13,200 versus $10,100 last year. So approximately a 30% increase year-to-date, year-over-year.

Andrew Gadlin: When I think about the increase, that's being driven by better revenues, the re-powering. Any other factors?

Ed Levy: Revenue is a broad topic. In revenue there are things like product mix and there's vessel efficiency. It goes back to this concept which we have been talking about for a while, which is the percentage of time within a single-day increment that our vessels are in revenue loaded condition. As we have increased the size of the fleet, we have been able to get much more scheduling flexibility and efficiencies, and so that is what is driving a portion of the revenue growth, as well as product mix and price increase, obviously.

 Given the nature of our cost structure, there is pretty significant operating leverage that we are picking up, and you are seeing that in terms of driving the margins.

Andrew Gadlin: Safe to say as you add ships, that should continue?

Ed Levy: As we add ships or improve the mix -- even if we don't add ships, as we improve the product mix that our fleet is carrying and we continue to improve the efficiencies that we're driving from our vessels and increase price, you'll continue to see the revenue-per-day statistic increase. And we think that we can continue to increase the revenue per day on a percentage basis faster than our costs are going up. Our costs are relatively fixed, as you know.

Andrew Gadlin: As you bring on these two new ships, are there any new business opportunities and contracts that you are looking at?

Laurence Levy: Scott, would you like to address that?

Scott Bravener: Andrew, we have added new business in the last few months for the upcoming season within our existing markets. As we have stated, we have also added some new commodity that is new to the Great Lakes also this year, which is something new for our fleet.

Andrew Gadlin: Okay. Thank you very much, gentlemen.

Operator: Kevin Sterling, BB&T Capital Markets.

Kevin Sterling: Thank you. Good morning, gentlemen. Congratulations on another nice quarter.

Laurence Levy: Thank you.

Kevin Sterling: Kind of a big picture here, when I am looking at the Lake Carriers Association it appears that U.S. cargo finished the year strong, with volume growth accelerating throughout the quarter. We know you've had favorable weather conditions to date. But could you give us some color how much of this growth -- and maybe particularly U.S. limestone, which was up 15% in the quarter -- is from favorable seasonal dynamics versus improving demand trends you are seeing across the industry?

Laurence Levy: Scott, please go ahead.

Scott Bravener: Certainly some of that growth, Kevin, was due to the favorable weather conditions in the last quarter. But the majority of that growth is due to the improvements in the U.S. steel industry, mainly, that has driven that growth.

Kevin Sterling: Okay. Thanks, Scott. And, Scott, sticking with the steel industry theme, could you remind me how much coal you are moving? Because coal, similar to the rails, continues to come under extreme pressure. So I am just trying to gauge your exposure, if any. Are you moving more steam coal or met coal? Trying to get a breakout of that.

Scott Bravener: We move just about 2.7 million tons of coal annually, and about half of that is met coal. The balance is split almost evenly between industrial customers, such as cement plants, and small utilities. We service several small utilities in the Michigan market.

Kevin Sterling: Okay. So listening to that, your end-customers are more industrial focused, so your mix is different than the railways?

Scott Bravener: We expect our coal tonnage next year to be relatively flat. The main decrease that you are seeing in coal tonnage is on the Great Lakes right now, and the statistics is due to Ontario Hydro phasing out their coal-fired generating capacity here in Ontario. They were a big user of U.S. western coal, Powder River Basin coal; and those shipments have almost ceased now.

Kevin Sterling: Okay. Thank you, Scott. That was very good color. How many days did you sail in January last year? Can you remind me?

Scott Bravener: 144.

Kevin Sterling: Okay. As we think about the 2012 sailing season, as that ramps up, when do the locks open up and allow a full sailing schedule? I know it is largely dependent on late-winter weather conditions, but is there typically a targeted start date for you guys?

Scott Bravener: The Soo Locks, which divide Lake Superior and Lake Huron, open on a fixed March 25 in every year. And the St. Lawrence Seaway opens anywhere from the earliest of March 22 last year up until about April 1, but generally they're in that March 25 range the last few years. So typically the season starts operating right then.

 Then in our markets, most of the stone quarries don't come online until around April 1. But we will typically start in the last week of March and start servicing some of our iron ore customers and gradually phasing the vessels in until the stone quarries come online.

Kevin Sterling: Okay. Thank you. Kind of sticking with the weather theme here, the upside to a little ice this winter is that you can continue to move cargo. Is there a fear that lower water levels next sailing season could impact any of your routes?

Scott Bravener: Right now, we have certainly benefited this year from higher water levels. And especially in the last quarter, when typically water levels have a seasonal decline on the Great Lakes, they actually increased on the lower lakes due to the extremely wet weather conditions we had this year.

 They are forecast to remain high on the lower lakes into next summer,  -- I was just reading today actually, that they should -- they are predicted to be about equal to last year by summer. And then that is going to be -- probably Lake Superior will be somewhat lower. They are not forecasting a large decline at this point, but then the fall will be dependent upon precipitation trends in the spring and fall of next year.

Kevin Sterling: Okay. Thank you. Last question here, there were reports that the Saginaw lost its boom on New Year's Eve. Could you give us an update on this vessel and efforts that are underway to get the vessel repaired? Will it be ready for the start of the 2012 sailing season?

Scott Bravener: Yes, we had a major incident on New Year's Eve with the Saginaw's unloading boom. One of the cables that affix the boom to the ship had just been replaced, and that cable failed prematurely and will be most likely the subject of litigation. But that did impact our third-quarter results, with a substantial accrual for insurance deductibles. The ship is presently being repaired right now and is ahead of schedule and projected to be ready for the opening of the season.

Kevin Sterling: Okay. Thank you, Scott. Gentlemen, I really appreciate your time today. Once again congratulations on another nice quarter.

Laurence Levy: Great. Thank you, Kevin. I should just mention to everybody that Rand will be presenting at a conference in Coral Gables next week that Kevin and BB&T are coordinating. We look forward to that.

Operator: Bob Sales, LMK Capital Management.

Bob Sales: Hi, a couple questions. With respect to the accrued dividend, if I am reading the Q right, looks like it is about $9.5 million. You have $5 million of cash on the balance sheet, which should jump dramatically March 31. I was wondering, Laurence, if you could provide any definitive timing on catching up that accrued dividend and whether you have liquidity -- what the liquidity is currently, if you were to pay that $9.5 million from the upcoming working capital swing next year.

Laurence Levy: Bob, we contemplate addressing this in the second half of 2012. Based on current projections for our profitability, we should be generating substantial free cash flow. Just to put it in context with $42 million or so of operating income plus depreciation and amortization, you did that, capital expenditure of $10 million to $12 million, interest of say $8 million to $10 million all-in, you still generate north of $20 million of free cash flow this current year.

 So, it just will be a matter of when we feel comfortable that we have adequate liquidity. We have also spoken to our lenders and they feel quite good about us adopting this repayment strategy. So we do anticipate during the second half of 2012 we should be able to achieve it and have no pressure on our liquidity going forward from that point.

Bob Sales: Laurence, I can't remember. Do you have a revolver available that if you wanted to pay it before that you could fall back on that for the current sailing season?

Laurence Levy: We do have a revolver available; but to a large extent that is dedicated to the buildup of working capital at the beginning of our shipping season. So we would not ideally like to utilize that specifically for this purpose.

Bob Sales: Okay. Then, Scott, you talked about a couple things in terms of 2012 sailing season tonnage. You talked about a new commodity that you will begin shipping for the Great Lakes. Can you describe -- I understand if you don't want to divulge what that is for competitive reasons. But can you describe what the expected tonnage might be and the impact on the growth in 2012's sailing season?

Scott Bravener: Bob, what I described earlier was part of the new business that we acquired. One piece of new business this year is a fairly substantial piece of business, which is more of a market share gain. The new commodity is not immaterial, but I wouldn't call it very material to our results. It is just a new movement for us that we have been able to attractively price.

Bob Sales: Okay. Then, Scott, could you break down -- we know salt is going to be down during the year. Can you talk just a little, maybe in big buckets, given your tonnage growth in 2012, where that comes from, between contracts you bring along with the new ships versus other opportunities and along the lines of which particular commodity it impacts?

Scott Bravener: For 2012 you are referring, Bob?

Bob Sales: 2012 sailing season.

Scott Bravener: We did not acquire any new business with the two most recent acquisitions. One, the bulker is, as we stated, taking over an existing business that we were servicing with one of our self-unloaders that we are able to better utilize in our existing business.

 The big jump you will see in our business next year is on the aggregates side, where we picked up a substantial increased tonnage on a shuttle run, which will eat up a substantial number of vessel days.

Bob Sales: Scott, was that one customer?

Scott Bravener: That was one customer, yes.

Bob Sales: Okay, I think those are the questions I have for now. Congratulations on a great sailing season, Scott.

Operator: Rick D'Auteuil, Columbia Management.

Rick D'Auteuil: Good morning. So, my question is related to the guidance EBITDA numbers provided. I think you have laid out that this does not include any improved backhaul or efficiencies that might come with that better scheduling. What else isn't in there? Is pricing in? Is there some sort of pricing increase in there?

 And how about mix of business; and maybe you can comment on whether you expect that could be improved over 2011. As it relates to the margins, I guess is what I am saying.

Ed Levy: Good morning, Rick. It's Ed. Look, just for your benefit and everyone's benefit, we have not completely finalized our 2013 budget. And by finalized, we mean our bottoms-up budget that we then take to the Board. Okay?

 In terms of the guidance that we are presenting today, this is based on our best estimate of what we know currently. We continue to factor in the impact, for example, that our salt tonnage being down will have on our 2012 sailing season. Okay?

 That being said, as Laurence articulated in our prepared remarks, we think we may have an opportunity to exceed that guidance. The opportunity to exceed is driven by product mix, some price increases that we are in the midst of formalizing on certain contracts, as well as efficiency gains that we know we are going to get.

 That being said, we think we have put a number out there that I think we all feel very good about, that the historic vessel margins that we have been able to achieve affirms that number. And obviously our hope is that we can exceed it; but for now, I think this is a number that we're all comfortable with. As we learn more and we solidify our 2013 budget, to the extent that we had information that we believe is important for the shareholders, we will certainly come back to you and give you an update in terms of the ability to exceed, or not, the $42 million target that we are putting out there right now.

Rick D'Auteuil: I appreciate that update. Thank you.

Operator: Matthew Dodson, Edmunds White Partners.

Matthew Dodson: Hey, Ed, can you just talk a little bit about pricing, and how maybe how much of your contracted business that you have coming up in your next sailing season potentially which rolls over for pricing?

Ed Levy: Good morning. We have always said to people that we think that the mid-single digits price increase is possible. I think what we want to make sure we continue to convey is that our revenue growth isn't just about price. We have got a number of dials and levers that we are turning to drive revenue growth.

 Price is one of them. Frankly, it is the one that we probably focus on the least, although we think over an extended period of time we clearly have an opportunity there.

 But the other driver is product mix as we continue to move towards higher value-added products. Scott was talking about the fact that one of our large new business wins was very attractively priced relative to product that it is going to displace potentially. And also efficiency of vessel operations, which is allowing us to increase the percentage of time that we are spending in revenue-loaded condition.

It is efficiencies, it is mix, and it is price that is driving the revenue growth. We appreciate that everybody continues to ask us about contractual price increases. They are there. We will continue to get them, but this isn't a one-trick pony.

 We think that the growth we showed in the 2011 sailing season should illustrate to people that we have got a lot of ways to grow that revenue-per-day number. Roughly, given our cost structure and the inherent operating leverage in our business, we can really drive EBITDA growth as we increase our revenue.

 So roughly a 3% increase in revenues is a 5% increase in EBITDA. A 6% increase in revenue is a 15% growth in EBITDA.

 It is just by the nature of our cost structure, the kind of upward leverage that we can get in our business. And that growth isn't just going to be contractual price; it is going to come from three buckets.

 We think we have got great opportunity in each of the three buckets to drive that growth. I think that is why you're hearing a level of excitement from our Company in terms of where we can take this to.

Matthew Dodson: Got it. That's helpful. But how much do you have that is rolling off? Is it 10%? Is it 15% of the book that potentially re-prices?

Laurence Levy: Scott, can you address that?

Scott Bravener: Less than 10%, Matthew.

Matthew Dodson: It's 10%?

Scott Bravener: Less than --

Ed Levy: Less than 10% this year.

Matthew Dodson: Okay, got it. Then the other question I have for you is relative to the question about the boom that broke. So in the quarter you actually booked an expense to cover the insurance. Is that correct? Did I understand it correct? And if it is, how much did you book and where is it in the P&L?

Ed Levy: We did book it in the quarter, mid-six figures in terms of what we booked. And it is in our vessel expenses.

Matthew Dodson: Got it. You don't think -- you shouldn't incur any more expense because you have already booked it? Is that right, or no?

Ed Levy: That's correct. That is correct.

Laurence Levy: And one never likes to have an incident like this, but we are fortunate that if it were to occur that it occurred on December 31, which is basically the end of the sailing season. So we can use our winter period to do the necessary repairs.

 And the strong quarterly results that we have reported are despite taking that accrual. Had that not occurred, they would have been even stronger.

Matthew Dodson: Yes, got it. Then can you help us understand January? So, people have focused a little bit on the weather. Can you tell us already how much more you have sailed this January because of the weather relative to last January sailing?

Ed Levy: Yes, we were 203 days this January; we were 144 last January. We were very careful and want to make it very clear that in no way did we pull forward our 2012 sailing season demand into January. We were continuing to meet customer demand that existed out there. But by no means did we pull forward.

Scott Bravener: Matthew, the increased sailing days in January is more meeting customer commitments than weather related.

Matthew Dodson: Got it. Then the last question I have for you is on a lot of these energy conference calls, especially guys that have Marcellus and Utica exposure, they are talking about real problems getting frac sand. I assume that is the thing that you guys are talking about as the new commodity. But if it isn't, that's fine.

 But can you give us any sense of your ability to get frac sand? Is that something you will start to maybe carry? And if it is, can you also give us a sense of how much may be a ton difference that is than some of your other commodities?

Laurence Levy: Scott?

Scott Bravener: All I will say on that, Matthew, is one of our long-term existing customers is in the frac sand business.

Matthew Dodson: Okay. Can you give us any sense of the difference in the value on a per-tonnage basis relative to your other commodities? So is 20% greater, it is 10%, is it 15% on average, 30%?

Scott Bravener: I am not prepared to comment on that at this time.

Matthew Dodson: Okay, great. Hey, thanks. I hope you guys have a good day.

Operator: Chris Snyder, Sidoti & Company.

Chris Snyder: Hey guys, congratulations on the quarter. I was hoping you could shed some light on the pricing environment within the industry, like how rates have been trending over the past year.

Laurence Levy: Scott?

Scott Bravener: Chris, most of the business on the Great Lakes is done on a long-term contractual basis. There is not a lot of spot market business that occurs on the Great Lakes. So there hasn't been a lot of pricing movement in the past year.

 So if you look at the Great Lakes tonnages overall, coming out of a relatively soft market since 2008 as the economy starts to recover here in North America, particularly the U.S.

Chris Snyder: Okay, I was just trying to get a feel for the -- because I know, I guess you guys just said less than 10% is going to be subject to repricing. So I was trying to get a feel for how that works.

Scott Bravener: And the pricing, certainly we have been able to derive pricing increases in our business that has come off. But it is not a robust pricing environment, but certainly pricing increases at or beyond CPIU.

Chris Snyder: Okay. Then, my second question is, do you guys have any idea of what the CapEx after like refurbishments in fiscal 2013 would be around?

Ed Levy: It's early. We have not done our CapEx budget yet for fiscal 2013, Chris. You ought to be thinking, though, and the guidance we have always given around CapEx, is approximately $300,000 a year of capitalized winter work per vessel. We have five vessels that will be drydocked in the 2013 fiscal year and assume that is somewhere between $750,000 and $1 million per drydocking.

 We have got five drydockings that we are doing this winter. We have got five that we're going to do next winter. And then we have got a meaningful reduction in the number of drydockings; it is just the way the cycle happened to come up on our vessels.

Chris Snyder: So you guys, you have five this current winter and then five next winter?

Ed Levy: Correct.

Laurence Levy: And then we will have a relative holiday after that, having put those 10 behind us because they last for five years after that.

Chris Snyder: Okay. Yes, okay. All right. Thank you. Appreciate it.

Operator: Matthew Dodson, Edmunds White Partners.

Matthew Dodson: Hey, just a follow-up question for you. Can you give us what your sailing days were in February of last year?

Laurence Levy: Scott?

Scott Bravener: I believe they were zero, Matthew. We typically don't sail. We have once in the past with a salt shuttle in the Detroit River. But typically zero; and I think this year we have one or two days in February.

Matthew Dodson: Okay, got it. Great. Thank you.

Laurence Levy: And, Matthew, I would also just highlight that while we have had a pretty strong January on a relative basis compared to last year, our January sailing days are primarily to accommodate customer demand, as Scott indicated, and are not as profitable as sailing days would be during our traditional sailing season. So they certainly contribute to our bottom line, and we are pleased to have them; but on the other hand, they are not as profitable as we would normally have.

Operator: Thank you. That was our final question. I would now like to turn the floor back over to Management for any closing remarks.

Laurence Levy: Thank you, operator. We are very pleased with the third-quarter fiscal results and are very optimistic about this upcoming sailing season. We really appreciate your investment and interest in Rand and look forward to keeping you apprised of our progress. Thank you all for participating today.

Operator: Thank you. This concludes today's conference call. You may now disconnect.